UNITED STATES
				SECURITIES AND EXCHANGE COMMISSION
					Washington, D.C. 20549
					SCHEDULE 13G

				Under the Securities Exchange Act of 1934
					(Amendment No. 1)*


					Gaslog Partners LP
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					(Name of Issuer)

			Common units representing limited partner interests
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				(Title of Class of Securities)


						Y2687W108
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					       (CUSIP Number)


						December 31, 2015
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		(Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ x] Rule 13d-1(b)

[  ] Rule 13d-1(c)

[  ]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.


The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
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CUSIP No.Y2687W108

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1.  Names of Reporting Persons.
                 Duff & Phelps Investment Management Co.
                 IRS Identification Number: 36-3027981
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2.  Check the Appropriate Box if a Member of a Group
							[ ](a)
							[ ](b)
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3.  SEC Use Only

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4.  Citizenship or Place of Organization
          ILLINOIS
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			5.  Sole Voting Power

	Number of		1,097,830
        Shares          --------------------------------------------
   			6.  Shared Voting Power
	Beneficially

   	Owned by 		0
			----------------------------------------------
   	Each 		7.  Sole Dispositive Power

	Reporting 		1,097,830

   	Person      	---------------------------------------------------

	With:		8.  Shared Dispositive Power

				0

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9.  Aggregate Amount Beneficially Owned by Each Reporting Person

	1,097,830
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10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares

							[ ]
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11.  Percent of Class Represented by Amount in Row (9)
	3.47%
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12.  Type of Reporting Person
	IA
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Item 1(a)  	Name of Issuer:
	    	Gaslog Partners LP

Item 1(b) 	Address of Issuer's Principal Executive Offices:
	   	Gildo Pastor Center, 7 Rue du Gabian, MC 9800 Monoco


Item 2(a) 	Name of Person Filing:
		Duff & Phelps Investment Management Co.

Item 2(b) 	Address of Principal Business Office, or if None, Residence:
		200 S. Wacker Drive, Suite 500
 	        Chicago, Illinois  60606

Item 2(c) 	Citizenship: IL

Item 2(d) 	Title of Class of Securities:
		Common units representing limited partner interests

Item 2(e) 	CUSIP Number:  Y2687W108

ITEM 3.  	IF THIS STATEMENT IS FILED PURSUANT TO SS.240.13d-1(b) OR
		240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:


	(a) [_]	Broker or dealer registered under Section 15 of the Act
	        (15 U.S.C. 78o).

	(b)[_]	Bank as defined in Section 3(a)(6) of the Act
	        (15 U.S.C. 78c).

	(c)[_]	Insurance company as defined in Section 3(a)(19) of the Act
		(15 U.S.C. 78c).

	(d)[_]	Investment company registered under Section 8 of the
	        Investment Company Act of 1940 (15 U.S.C. 80a-8).

	(e)[x]	An investment adviser in accordance with
	        ss.240.13d-1(b)(1)(ii)(E).

	(f)[_]	An employee benefit plan or endowment fund in accordance
	        with ss.240.13d-1(b)(1)(ii)(F);

	(g)[_] 	A parent holding company or control person in accordance
	        with ss.240.13d-1(b)(1)(ii)(G);

	(h)[_] 	A savings associations as defined in Section 3(b) of the
	        Federal Deposit Insurance Act (12 U.S.C. 1813);

	(i)[_] 	A church plan that is excluded from the definition of an
	        investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

	(j)[_] 	Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).
		please specifythe type of institution:___________




ITEM 4. 	OWNERSHIP.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

       (a) Amount beneficially owned:   1,097,830

       (b) Percent of class:    3.47%

       (c) Number of shares as to which such person has:

       		(i)  Sole power to vote or to direct the vote
				1,097,830

       		(ii) Shared power to vote or to direct the vote

       		(iii) Sole power to dispose or to direct the disposition of
				1,097,830

       		(iv) Shared power to dispose or to direct the disposition of:



ITEM 5. 	OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [xx].


ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

    N/A

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

    N/A

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

    N/A

ITEM 9. NOTICE OF DISSOLUTION OF GROUP
    N/A


ITEM 10. CERTIFICATIONS.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.




				SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



				Feburary 10, 2016
				(Date)


				_/s/ Joyce Riegel
				(Signature)


				Joyce Riegel, Chief Compliance Officer
				(Name/Title)